Exhibit 99.1

MULTI-COLOR CORPORATION ACQUIRED BY AFFILIATE OF PLATINUM EQUITY

CINCINNATI, OHIO, July 1, 2019 – Multi-Color Corporation (“Multi-Color Corporation” or the “Company”) today announced that the anticipated acquisition of the Company by an affiliate of Platinum Equity, a leading private equity firm, is now complete. At closing, Multi-Color Corporation merged with a subsidiary of WS Packaging, another label solutions leader within Platinum Equity’s portfolio of companies.

The combined company, which will be known as Multi-Color Corporation and headquartered in Cincinnati, is a $2.2 billion USD per annum revenue business with 86 plants in 26 countries and over 10,000 global employees. WS Packaging is now a Multi-Color Corporation business unit and will continue to serve customers with its own management team, sales force, plants and Green Bay, Wisconsin-based support services.

Nigel Vinecombe, Executive Chairman of Multi-Color Corporation’s Board of Directors since January 2016, and President and CEO of the Company from June 2010 to January 2016, has been named CEO for the combined company, bringing more than 35 years of label industry experience to the role.

Mr. Vinecombe stated, “I am excited for this opportunity to open new areas of growth for our company that will allow us to even better serve our customers with a comprehensive suite of label solutions across all regions, technologies and run lengths. This is a testament to all Multi-Color Corporation has achieved in our mission to deliver the world’s best premium label solutions – and we are confident this is only the beginning of what we will accomplish together with WS Packaging.”

Mr. Vinecombe succeeds Mike Henry, who is transitioning into an advisory role with the Company.

“As we take these next steps, I want to thank Mike for his leadership and the contributions he’s made to Multi-Color’s growth and success,” said Mr. Vinecombe.

Louis Samson, Partner, Platinum Equity, said, “Bringing these companies together creates one of the most extensive manufacturing and production footprints in the industry and a business with unrivaled technology and expertise. We will work with the management team to ensure a seamless transition and will continue pursuing new avenues for growth.”

As of July 1, 2019 Multi-Color Corporation is a privately held company, and shares of Multi-Color Corporation common stock will cease trading on the Nasdaq Stock Market after the close of market today.

Goldman Sachs & Co. LLC served as financial advisor to Multi-Color Corporation and Sidley Austin LLP and Keating Muething & Klekamp PLL provided legal counsel to Multi-Color Corporation. William Blair & Company has also provided a fairness opinion to the Multi-Color Corporation Board of Directors.

Latham & Watkins LLP served as legal counsel to Platinum Equity.

About the New Multi-Color Corporation

Cincinnati, Ohio, U.S.A. based Multi-Color Corporation, established in 1916, is a leader in global label solutions supporting a number of the world’s most prominent brands including leading producers of home and personal care, wine and spirits, food and beverage, healthcare and specialty consumer products. Multi-Color Corporation serves national and international brand owners in North, Central and South America, Europe, Africa, China, Southeast Asia, Australia and New Zealand with a comprehensive range of the latest label technologies in Pressure Sensitive, In-Mold, Shrink Sleeve, Wraps, Cut and Stack, Heat Transfer, Durables and Aluminum Foils. Multi-Color Corporation employs approximately 10,000 employees across 86 plants in 26 countries.

For additional information on Multi-Color Corporation, please visit http://www.mcclabel.com. For additional information on the WS Packaging business unit, please visit https://www.wspackaging.com.

About Platinum Equity

Founded in 1995 by Tom Gores, Platinum Equity is a global investment firm with approximately $13 billion of assets under management and a portfolio of approximately 40 operating companies that serve customers around the world. The firm is currently investing from Platinum Equity Capital Partners IV, L.P. a $6.5 billion global buyout fund, and Platinum Equity Small Cap Fund, a $1.5 billion buyout fund focused on investment opportunities in the lower middle market. Platinum Equity specializes in mergers, acquisitions and operations – a trademarked strategy it calls M&A&O® – acquiring and operating companies in a broad range of business markets, including manufacturing, distribution, transportation and logistics, equipment rental, metals services, media and entertainment, technology, telecommunications and other industries. Over the past 23 years Platinum Equity has completed more than 250 acquisitions.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements regarding the future operations of Multi-Color Corporation. The words “may,” “continue,” “estimate,” “intend,” “plan,” “seek,” “will,” “believe,” “project,” “expect,” “anticipate” and similar expressions are intended to identify forward-looking statements. These statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those anticipated at the date of this press release, including the factors described in the Company’s annual report on Form 10-K for the Company’s fiscal year ended March 31, 2019 filed with the U.S. Securities and Exchange Commission. The forward-looking statements included in this press release are only made as of the date of this press release, and the Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on forward-looking statements.

Contacts

For Multi-Color Corporation:

Sharon E. Birkett

Vice President and Chief Financial Officer

513-345-5311

InvestorRelations@mcclabel.com

For Platinum Equity:

Dan Whelan

310-282-9202

Dwhelan@platinumequity.com

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